EXHIBIT 99.3
CONSENT OF PERSON NAMED AS
ABOUT TO BECOME A DIRECTOR
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Fidelity National Title Group, Inc., a Delaware corporation, in its Registration Statement on Form S-1 of the Company (File No. 333-126402) and any amendments thereto.

/s/ Philip G. Heasley
Philip G. Heasley

Dated: August 16, 2005